Exhibit (p)(3)

CODE OF ETHICS AND

INSIDER TRADING POLICY AND PROCEDURES

For

Calvert Funds

Calvert Investments, Inc. and Subsidiaries

Calvert Investment Management, Inc.

Calvert Investment Distributors, Inc.

Calvert Investment Services, Inc.

Calvert Investment Administrative Services, Inc.

TABLE OF CONTENTS

I.	Definitions		2
II.	Fiduciary Duty and Confidentiality		4
III.	Personal Trading Activities		5
	A.	Prohibited Activities	5
		1. Blackout Periods	6
	B.	Pre-Clearance Requirements	6
		1. Exempted Transactions	7
		2. Exceptions from Pre-Clearance Requirements	7
	C.	Allowable Activities	8
		1. Private Placements	8
		2. Investment Clubs	8
IV.	Reporting Requirements		9
	A.	Initial/Annual Holdings Report	9
	B.	Quarterly Transaction Reports	9
	C.	Exceptions from Reporting Requirements	10
		1. Excepted/Non-Reportable Transactions	10
		2. Excepted/Non-Reportable Securities	10
	D.	Reporting Requirements for 401(k) Accounts	10
	E.	Annual Certification of Compliance	11
V.	Access Person Use of Personal Trading Assistant (PTA) System		11
VI.	Directorships		12
	A.	General Rule – For-Profit Companies	12
	B.	General Rule – Non/Not-For-Profit Companies	13
	C.	Subsequent Investment Management Activities	13
VII.	Review and Enforcement		13
	A.	Review	13
	B.	Violations	14
	C.	Enforcement	14
VIII.	Confidentiality of Records and Reports		15
IX.	Insider Trading Policy and Procedures		15
	A.	Scope of Policy Statement	15
	B.	Policy Statement on Insider Trading	16
	C.	Penalties for Insider Trading	17
	D.	Contacts with Public Companies	18
	E.	Tender Offers	18
X.	Notices		18
XI.	Education		19
XII.	Discretionary Authority of CCO-Advisor		19
	Attachment A – Securities Reporting for Access Persons		20
	Attachment B – Disclaimer of Investment Discretions		22
	Attachment C – Preclearance Waiver Request		23
	Attachment D – Application to serve on For-Profit Company Board		25
	Attachment E – Report of Directorship/Relationship Involvement		29

Introduction

Calvert’s Code of Ethics (“Code”) was developed in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (“1940 Act”), Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the Insider Trading and Securities Fraud Enforcement Act of 1988, which require, among other things, the adoption of a written code of ethics by all investment companies, investment advisors, and their principal underwriters.1 The Code is designed to set standards of business conduct for all Directors, Officers and Associates of the Calvert Funds and Calvert Investments, Inc. and its principal operating subsidiaries. It is designed to promote ethical standards when dealing with the public, ensure compliance with regulatory requirements and to prevent inappropriate trading practices. Active leadership and integrity of management dictates these principles be diligently implemented and monitored.

The following general fiduciary principles and standards of business conduct shall govern personal investment activities and the interpretation and administration of this Code:

•	The interests of Calvert’s clients and Fund shareholders must be placed first at all times;

•

All personal securities transactions must be conducted consistent with the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;

•	Access Persons should not take inappropriate advantage of their positions; and

•	Access persons must comply with the applicable federal securities laws.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Access Persons from liability for personal trading or other conduct that violates a fiduciary duty to Calvert’s clients and Fund shareholders.

[1]

In general, Rule 17j-1 under the 1940 Act makes it unlawful, in connection with the purchase or sale by an officer, director or employee of an investment company or of an investment adviser or principal underwriter to an investment company, of securities held or to be acquired by the investment company, for any such person to engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the investment company or to engage in a manipulative practice with respect to the investment company.

I. Definitions

1.	“Access Person” for the purposes of this Code, means all Calvert Associates. In addition, the General Counsel or Chief Compliance Officer- Advisor (“CCO-Advisor”) may designate any person, including a temporary employee, or an independent contractor or consultant, as an Access Person.

Note: Independent Directors and/or Trustees of the Calvert Funds and non- employee Directors of Calvert Investments, Inc. and subsidiaries, serving solely in their role on the Board are excluded from the definition of “Access Person,” since they are not involved in, nor have any control over the day-to- day operations and investment activities of the Advisor, the Distributor, or the Funds, and generally do not have access to any material non-public information.

2.	“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

3.	A security is “being considered for purchase or sale” once a recommendation has been documented, communicated and under serious evaluation by the purchaser or seller. Evidence of consideration may include such things as approved recommendations in current research reports, pending or active order tickets, and a watch list of securities under current evaluation.

4.	“Beneficial Interest” means a “direct or indirect pecuniary interest,” which is the opportunity to profit directly or indirectly from a transaction in securities. An Access Person is presumed to have a beneficial interest in securities held by members of his or her immediate family sharing the same household (i.e., spouse and children), or by certain partnerships, trusts, corporations, or other arrangements. See Rule 16a-1(a)(2) under the Securities Exchange Act of 1934.

5.	“Brokerage Account” means an account held at a licensed/registered brokerage firm in which securities may be bought and sold (e.g., stocks, bonds, futures, options, and mutual funds).

6.	“Calvert Associate” or “Associate” means an employee of Calvert Investments, Inc. or any of its subsidiaries, or of the Calvert Funds.

7.	“Control” means, among other things, the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. See Section 2(a)(9) of the 1940 Act.

8.	“Independent Trustee/Director” means a Trustee or Director of a Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

9.	“Exchange Traded Fund” or “ETF” is a registered investment company that operates pursuant to an order of exemption from the SEC exempting the ETF from certain provisions of the 1940 Act so that the ETF may issue securities that trade in a secondary market.

10.	“Fund” or “Funds” (except where specifically limited to Calvert-affiliated mutual funds; the “Calvert Funds”) means any open-end mutual fund (including any series thereof), bank collective fund, common trust fund, separate account, or other type of account advised or sub-advised by Calvert Investment Management, Inc.

11.	“High Social Impact Securities” mean Calvert Social Investment Foundation Community Investment Notes or other securities held by a Fund pursuant to its High Social Impact Investments program.

12.	An “Initial Public Offering” or “IPO” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

13.	“Investment Personnel” of a Fund or of a Fund’s investment advisor means: (1) any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; or (2) any natural person who controls the Fund or investment advisor and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

14.	“PTA System” refers to the Personal Trading Assistant system, administered by SunGard, and implemented to automate the reporting requirements under the Code of Ethics (including processing of pre-clearance requests, quarterly and annual reporting, and annual certifications).

15.	“Purchase or sale of a Security” includes, among other things, the writing of an option to purchase or sell a Security.

16.	“Security” means a security defined in Sections 2(a)(36) of the 1940 Act and 2(a)(1) of the Securities Act of 1933, which includes: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement; collateral –trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights; any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

17.	“Special Equities Security” means a security held by a Fund pursuant to the Special Equities investments program.

II.	Fiduciary Duty and Confidentiality

Calvert Associates, including for the purposes of this Section II, interns, consultants and temporary employees, must keep information about Calvert’s clients and Fund shareholders (including former clients and shareholders) in strict confidence, including the client/shareholder’s identity (unless the client/shareholder has consented), financial circumstances, security holdings, and advice furnished to the client/shareholder by the firm. Calvert Associates shall not disclose to persons outside the firm any material nonpublic information about any client or shareholder, the securities investments made by the firm on behalf of a client or shareholder, information about contemplated securities transactions, or information regarding the firm’s trading strategies, except as required to effectuate securities transactions on behalf of a client or shareholder, or for other legitimate business purposes.

In addition, to ensure that some clients/shareholders or competitors are not able to receive portfolio information earlier than other clients/shareholders or competitors and to ensure that the information is no longer material to affect the firm’s trading strategies, all Calvert Associates are required to comply with the provisions of the Portfolio Holdings Disclosure Policy.

Calvert Associates are prohibited from disclosing non-public information concerning funds or securities transactions to non-Calvert Associates, except for legitimate business purposes. Any questions about the propriety of information being shared should be directed to the CCO-Advisor.

Further, Calvert Associates shall not originate or circulate in any manner a rumor concerning any security which the Associate knows or has reasonable grounds for believing is false or misleading or would improperly influence the market price of such security.

III.	Personal Trading Activities
A.	Prohibited Activities

The	Code of Ethics imposes the following general obligations:

•

Information concerning the purchase and sale of securities learned in connection with an Access Person’s employment is property of the Fund, investment advisor, or employer and may not be used for personal benefit.

•

Fiduciary duties mandate suitable investment opportunities be presented first to the Fund, investment advisor, or employer and should only be exercised after full disclosure and approval from the CCO-Advisor or designee.

•	Material inside information must be kept confidential and restricts trading of securities.

•

Front running, market manipulation and deceptive trading practices are abusive techniques prohibited by these procedures and may result in fines, termination or legal actions by Calvert or third parties.

•

Access Persons must not engage in market timing of the Funds. This prohibition includes Funds held directly with Calvert as well as those held in any account in which the Access Person has Beneficial Interest (including 401(k) accounts).

•	Access Persons are prohibited from purchasing Initial Public Offerings (“IPO”), which is a corporation’s first offering of stock to the public, including secondary issues of equity.[2]

•	Access Persons must not trade in a security based on knowledge that the security is being considered for purchase or sale by the Fund, investment advisor, or sub-advisor.

•

Access Persons must not engage in transactions that create a conflict of interest including but not limited to inappropriately making decisions on behalf of a Fund regarding securities or private placements personally owned by the Access Person.

Temporary employees, interns, and consultants at Calvert are subject to this Code of Ethics as they potentially have the same access to information as permanent employees; however, recognizing the short-term nature of this type of arrangement with Calvert, temporary employees, interns, and consultants are not subject to using the PTA system unless so directed by the CCO-Advisor or General Counsel; but rather, are restricted in their ability to trade securities. Accordingly, temporary employees, interns, or consultants who have not been instructed to use the PTA system are prohibited from purchasing or selling securities during their tenure with Calvert, unless having received prior written approval from the CCO-Advisor or General Counsel.

[2]	FINRA Rule 5130 prohibits FINRA members from selling a “new issue” to any account in which an affiliated person of a FINRA member has a beneficial interest.

1.	Blackout Periods

a.	All Access Persons

All Access Persons are prohibited from buying or selling a security (that requires preclearance) that any Fund (other than Funds that track an index) has executed transactions in on the prior day. A preclearance request to buy/sell such a security will not be approved, requiring the Access Person to renew the preclearance request after waiting at least one day. An Access Person must not execute any such transaction until receipt of a valid preclearance approval.

b.	Investment Personnel

No Investment Personnel of a Fund (other than Funds that track an index) shall buy or sell a security (that requires preclearance) within seven days before and after that Fund executed transactions in that security.

B.	Pre-Clearance Requirements

Because of the sensitive nature of securities trading, all Access Persons are required to obtain pre-clearance approval from the Legal/Compliance Department (“Legal/Compliance”) for trades in securities and private placements, in accounts in which he or she has Beneficial Interest. Except as noted below, no transaction in securities may be effected without the prior approval of Legal/Compliance.

Requests for pre-clearance approval are made through the PTA system, as discussed further below under Section V. The PTA system will process the pre-clearance request automatically. If there is a problem, the CCO-Advisor or designee will contact the requester to further discuss the request and determine if it will be approved or denied.

The pre-clearance authorization shall be valid for a period of three (3) business days only. If the order for a Securities transaction is not placed within that period, a new authorization must be obtained.

Please note that obtaining pre-clearance approval will not absolve an Access Person from the general prohibitions listed in the Code or the Policies and Procedures designed to prevent insider trading.

1.	Exempted Transactions

The following transactions are exempt from the Pre-Clearance Requirements, but may be subject to the Reporting Requirements set forth below in Section IV:

•	The sale and/or purchase of open-end (including Calvert-affiliated) mutual funds;

•	The sale and purchase of securities issued by a U.S. Government agency or instrumentality;
•	Acquisitions through stock dividend plans, spin-offs or other distributions applied to all holders of the same class of securities (corporate actions);

•	Acquisitions through gifts or bequests;

•	Acquisitions pursuant to an automatic investment plan;

•	Trades in ETFs;

•	Trades in any security included in the Standard and Poor’s (“S&P”) 500 Index; or
•	Trades in REITS and variable insurance products.

2.	Exceptions from Pre-Clearance Requirements

a.	Discretionary Accounts

An Access Person must provide a written disclaimer of investment discretion (using the “Disclaimer of Investment Discretion” Form; see Attachment B to this Code of Ethics) if investment discretion has been granted to a financial advisor, registered representative, or other financial professional. Once documented, the purchase of a security on behalf of an Access Person, pursuant to this disclaimer, will not be subject to the pre-clearance requirements; however, all other aspects of this Code must be adhered to. For example, IPOs cannot be purchased for your account by your financial advisor even though discretion has been granted. You must provide a copy of the Code of Ethics to your financial advisor or any individual that has trading authority over your accounts, as their trading activity in your account could result in a violation for which you will be held accountable. If investment discretion has been granted to someone other than a financial professional, an Access Person must request a waiver of the preclearance requirements pursuant to the procedures set forth in Section III.B.2.b below.

b.	Request for Waiver

The CCO-Advisor may, upon request and for good cause shown, subject to review by and approval of the Senior Management Compliance Committee, waive the preclearance requirements on certain other accounts. Circumstances to be considered include, but are not limited to, the Access Person’s position at Calvert, knowledge and possession of material nonpublic information relating to securities recommendations or transactions in the Funds, participation in the investment decisions and nature of the beneficial interest in the personal securities account. If a waiver is granted, the Access Person will still be subject to all other provisions of the Code. To request a waiver, complete the “Preclearance Waiver Request” Form for each applicable account. See Attachment C to this Code of Ethics.

C.	Allowable Activities

1.	Private Placements

In the event of a private placement request, the request (submitted via the PTA system), will automatically default to the CCO-Advisor or designee, and the proposed transaction will be approved only after considering, among other facts, whether the investment opportunity should be reserved for a Fund and whether the opportunity is being offered to the person by virtue of the person’s position with the firm (i.e., as Investment Personnel). Investment Personnel who have acquired a Beneficial Interest in a private placement are required to disclose their Beneficial Interest to the CCO- Advisor. If any such Investment Personnel are subsequently involved in a decision to buy or sell a Security from the same issuer for a Fund, then the decision to purchase or sell the Security must be independently authorized by a Portfolio Manager with no personal interest in the issuer.

Legal/Compliance shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of private placements.

2.	Investment Clubs

There is no prohibition against joining an investment club. The account must be treated as any other brokerage account. An Access Person who is a member of an investment club is required to pre-clear club transactions. Execution of non-pre-cleared trades made by the investment club will result in a violation for the Access Person. When forming or joining an investment club, the following must be provided to Legal/Compliance:

•	A copy of the investment club’s bylaws;

•

Upon request, any additional information about the investment club, including a list of the members in the club and an indication if any members are employees or associated persons of Calvert or Ameritas; and

•	The contact person for the investment club in case of questions.

IV.	Reporting Requirements

A.	Initial/Annual Holdings Report

No later than ten (10) business days after becoming an Access Person, and annually thereafter, each Access Person must report their securities holdings to the CCO-Advisor, using the PTA system. Any reports of initial/annual holdings that are not submitted by the date they are due may be considered late and reported as violations of the Code of Ethics. Any report of initial/annual holdings shall contain the following information:

a.	The title, number of shares, and principal amount of each Security in which the Access Person has any direct or indirect Beneficial Interest;

b.	The name of any broker, dealer, or bank with whom the Access Person maintains an account in which any securities were held for the direct or indirect benefit of the Access Person; and

The initial and annual reports must be current as of a date not more than 45 days before the report is submitted. An Access Person’s most recent monthly statement or an initial electronic feed from a broker that has arranged to provide account data directly to the PTA system may be relied upon to complete this requirement.

If the Access Person has previously provided such statement to Legal/Compliance or has been supplying brokerage confirms for all securities transactions and compliance has maintained them as a composite record containing all the requisite information, the Access Person can satisfy the annual holdings report requirement by timely confirming the accuracy of the statement or composite in writing, and/or by completing the required certifications within the PTA system.

B.	Quarterly Transaction Reports

An Access Person must satisfy his or her Quarterly Reporting Requirements by arranging for duplicate trade confirmations and monthly or quarterly account statements to be sent to Legal/Compliance via U.S. Mail, electronically through the PTA system, or as otherwise acceptable to Legal/Compliance (e.g., by download from the internet).

C.	Exceptions From Reporting Requirements

1.	Excepted/Non-Reportable Transactions

The following transactions are not subject to the Quarterly Reporting Requirements; however, the resulting holdings may be subject to the Initial/Annual Holdings Reporting Requirements:

•	Transactions effected pursuant to an automatic investment plan.

2.	Excepted/Non-Reportable Securities

The following types of securities are not subject to any of the Reporting Requirements above:

•	Transactions and holdings in direct obligations of the Government of the United States;

•	Transactions and holdings in money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	Transactions and holdings in shares of money market funds.

•	Transactions and holdings in shares of non-Calvert affiliated open-end investment companies;

•	Transactions and holdings in 529 Plans if the Plan is invested exclusively in non-Calvert affiliated mutual funds; and

•	Transactions and holdings in units of a unit investment trust if the unit investment trust is invested exclusively in non-Calvert affiliated mutual funds.

D.	Reporting Requirements for 401(k) Accounts

Access Persons must report the existence of any 401(k) account established by another employer, but generally need not disclose the holdings in the account unless such securities are otherwise reportable (e.g., the employer’s equity securities). Additionally, for the purposes of a 401(k) account maintained by another employer, Access Persons effecting any otherwise reportable transaction therein will be required to receive pre-clearance approval for such transactions using the PTA system. If the account is subsequently rolled over into any account (other than the Access Person’s Calvert/Ameritas 401(k) account), the resulting account and all holdings therein will be subject to the full provisions of the Code of Ethics.

There are no reporting requirements applicable to an Access Person’s Calvert/Ameritas 401(k) account. Access Persons are not required to pre-clear elections or when changing their salary deferred contribution percentages.

E.	Annual Certification of Compliance

Annually Legal/Compliance will contact all Calvert Associates for certification of compliance with the Code of Ethics and Insider Trading Policy and Procedures, as well as certification to the completeness of his/her financial records, as captured by the PTA system; to be submitted via the PTA system within the proscribed time period imposed by the CCO-Advisor. Failure to complete all certifications within the proscribed time period may be treated as a violation of the Code of Ethics.

All Access Persons are required to certify annually that they have:

1.	received, read and understand the Code of Ethics;

2.	complied with the provisions of the Code of Ethics;

3.	disclosed all Brokerage Accounts;

4.	disclosed all reportable securities owned; and

5.	not and will not effect transactions in Calvert Funds based on material nonpublic information.

See Attachment A “Securities Reporting for Access Persons” for a summary of the Reporting and Pre-Clearance Requirements by Security Type.

V.	Access Person Use of Personal Trading Assistant (PTA) System

Calvert has implemented the Personal Trading Assistant (PTA) system, through which each Access Person reports, among other things, his/her financial holdings. PTA is an automated reporting process, through which brokerage statements and confirmations are submitted electronically, thereby allowing several screens to be run on each securities transaction to confirm that there have been no compliance violations.

An account is opened for each Access Person in the PTA system, and each Access Person receives training on using the system. On their start date or promptly thereafter, the Access Person will receive an e-mail providing him/her with a temporary login name and password. Within ten (10) business days from their start date, the Access Person must log onto the system and certify to the Code of Ethics, as well as disclosure of their brokerage accounts and initial holdings, as reported pursuant to Section IV.A above. The Access Person may be required to provide additional information to allow Legal/Compliance to work with the Access Person’s brokerage firm (as applicable) to arrange for electronic downloads directly into the PTA system or receipt of duplicate statements.

Each Access Person must certify his/her compliance with the Code of Ethics annually, as well as annually certify to the correctness of the securities holdings as submitted through the PTA system.

Note: Each Access Person, regardless of whether he or she has a brokerage account, has an account established in, and is required to submit pre-clearance requests for political contributions, report gifts and entertainment, and complete all seven certifications (Calvert Code of Ethics, UNIFI Companies Code of Business Conduct and Ethics, Brokerage Account(s), Initial Holdings, Transactions in Calvert Funds, Calvert Social Media Policy and Calvert Telephone, E-mail, Workstation and Internet Use Policy), through the PTA system.

While Calvert utilizes the PTA system to preclear political contributions requests, report gifts and entertainment, and to annually complete certifications for the Ameritas Companies Code of Business Conduct and Ethics, Calvert Social Media Policy and Calvert Telephone, E-Mail, Workstation and Internet Use Policy, these requirements are separate and distinct from, and operate independently from the Code. Non-compliance with these requirements is not a violation of the Code.

All Pre-Clearance Requests (per Section III.B. above), Reports of Initial and Annual Holdings (per Section IV above), Political Contribution Pre-Clearance Requests (see separate policy) and Reports of Gifts and Entertainment (see separate policy), are to be submitted via the PTA system.

See the separate “Frequently Asked Questions About Calvert’s Code of Ethics and The Personal Trading Assistant (PTA) System” for general guidance on the reporting requirements and use of the PTA system.

VI.	Directorships

A.	General Rule – For-Profit Companies

Access Persons may serve on the board of directors of a publicly held or private for-profit company, provided prior written approval is granted by the Boards of Directors/Trustees of Calvert Investments, Inc. and the Calvert Funds. Access Persons must complete and receive the required approvals using the “Application For Calvert Access Person to be on For-Profit Company Board of Directors.” See Attachment D to this Code of Ethics.

In addition, Access Persons are required to report service by an immediate family member as an officer, board member, trustee, or executive member of a publicly traded company using the form provided. See Attachment E to this Code of Ethics.

B.	General Rule – Non/Not-For-Profit Companies

Access persons may serve on the board of directors of a non/not-for-profit company subject to the general prohibitions against conflicts of interest. Such persons need not get prior approval, but must disclose the directorship using the reporting form provided. See Attachment E to this Code of Ethics.

C.	Subsequent Investment Management Activities

Whenever an Access Person is granted approval to serve as a director of a publicly-traded or private for-profit company, he or she shall personally refrain from participating in any deliberation, recommendations, or considerations of whether or not to recommend that any securities of that company be purchased, sold or retained in the investment portfolio of any Calvert Fund or Calvert Investment Management, Inc. managed account.

If any Access Person serves on the board of directors of a publicly-traded company, all orders for the purchase or sale of such company’s securities must be pre-cleared using the PTA system as prescribed by the CCO-Advisor or designee. Receipt of securities in connection with the Access Person’s compensation package for service on the board do not require preclearance.

VII.	Review and Enforcement

A.	Review

Statements and confirmations, or any related reporting made via the PTA system, will be periodically reviewed by the CCO-Advisor or designee(s) for any pattern of transactions involving parallel transactions (portfolio and individual either buying or both selling the same security). Among the factors that will be considered in the analysis of whether any provision of the Code has been violated will be the number and dollar value of the transactions, the trading volume of the securities in question, the length of time the security is held by the individual and the individual’s involvement in the investment process. While the focus of this procedure of the Code is on “patterns,” it is important to note that a violation could result from a single transaction if the circumstances warrant a finding that the underlying principles of fair dealing have been violated. The CCO-Advisor or designee(s) will similarly review the personal securities holdings reports provided to the CCO-Advisor.

Annually, Legal/Compliance will prepare a written “Issues and Certification Report” and provide such Report to each Calvert Fund’s Board of Directors/Trustees describing any material issues that have arisen under this Code of Ethics or its procedures since the last report (including information about material Code of Ethics or procedure violations and sanctions imposed in response to those violations), and certifying to each Calvert Fund’s Board that the adopted Code of Ethics and its procedures provide reasonably necessary measures to prevent investment personnel from violating the Code and applicable procedures.

The Code of Ethics and any material changes to its provisions and/or procedures must be approved by the Senior Management Compliance Committee, the Board of Directors of Calvert Investments, Inc. and by each Calvert Fund’s Board.

B.	Violations

Any failure to comply with any of the requirements, restrictions, or prohibitions of the Code may be subject to remedial actions imposed by the CCO-Advisor or the General Counsel. If warranted, either the CCO-Advisor or the General Counsel may independently take appropriate actions to enforce the Code.

Upon learning of a potential deviation from, or violation of the Code, the CCO-Advisor or General Counsel will review and investigate the matter. The CCO-Advisor or General Counsel, at his/her discretion, may present the matter to the Senior Management Compliance Committee, the Board of Calvert Investments, Inc. and/or each Fund’s Board for further review, investigation and evaluation. The CCO-Advisor or designee will present all material violations of the Code to the Senior Management Compliance Committee and the Boards. The CCO-Advisor and/or General Counsel, upon review and investigation, will either conclude that there was no violation or deviation from the Code, or will impose, at their discretion (after consultation with Access Person’s manager), remedial action commensurate to the infraction.

C.	Enforcement

The remedial actions imposed by the CCO-Advisor or General Counsel will vary depending on the assessment of the CCO-Advisor, General Counsel and Senior Management Compliance Committee, as applicable, of the seriousness of the violation and the intent of the party involved.

The CCO-Advisor or General Counsel may impose any or all of the remedial actions below, or any other sanctions deemed appropriate, including termination, immediately and without notice, if it is determined that the severity of any violation or violations warrants such action. Any remedial action imposed upon a person will be documented in such person’s personal trading file maintained by Legal/Compliance. The Chief Executive Officer must also approve remedial actions involving termination, monetary penalties, censure or notice to regulatory authorities.

The following is a list of remedial actions that may be imposed on persons who fail to comply with the Code of Ethics. This list is not intended to be an exhaustive or exclusive list, and any remedial actions imposed will depend on the nature of the violation. Some of the remedial actions, which may be imposed, are:

•	Warning/retraining

•	memorandum of reprimand which outlines the violation of the Code;

•	in-person meeting with the CCO-Advisor or General Counsel to discuss compliance with the Code;

•	imposition of additional restrictions (including prohibition) on personal securities transactions;

•	disgorgement of profits;

•	letter of censure;

•	fines;

•	withholding of bonus;

•	suspension;

•	termination of employment; and

•	notification to appropriate governmental, regulatory and/or legal authorities.

VIII. Confidentiality	of Records and Reports

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except as regards to appropriate examinations by representatives of the Securities and Exchange Commission or other governmental or regulatory authorities.

IX.	Insider Trading Policy and Procedures

A.	Scope of Policy Statement

This Policy Statement is drafted broadly; it will be applied and interpreted in a similar manner. This Policy Statement applies to securities trading and information handling by all Access Persons, trustee/directors, officers, temporary employees, interns, and consultants (referred to as “Covered Persons” for the purposes of this Section IX).

The law of insider trading is unsettled; an individual legitimately may be uncertain about the application of the Policy Statement in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should direct any questions relating to the Policy Statement to an attorney in Legal/Compliance. You must also notify an attorney in Legal/Compliance if you have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

B.	Policy Statement on Insider Trading

Calvert forbids any Covered Person from trading, either personally or on behalf of others, including Funds managed by Calvert, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Covered Persons will be liable for any such conduct, even where the Covered Person believes the conduct was not based on material nonpublic information. Calvert’s policy applies to each Fund, its investment advisor, its principal underwriter, and every officer, director and employee thereof, and extends to activities within and outside their duties at Calvert. Every Covered Person must read and retain this policy statement. Any questions regarding Calvert’s policy and procedures should be referred to an attorney in Legal/Compliance. A Covered Person must notify an attorney in Legal/Compliance immediately if they have any reason to believe that a violation of the Policy Statement has occurred or is about to occur.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(1)	trading by an insider, while in possession of material nonpublic information; or

(2)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(3)	communicating material nonpublic information to others.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, Calvert may become a temporary insider of a company it advises or for which it performs other services.

What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, trustees and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material.

It is conceivable that similar advance reports of securities to be bought or sold by a large, influential institutional investor, such as a Fund, may be deemed material to an investment in those portfolio securities. Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in the regulated industry.

What is Nonpublic Information? Information is nonpublic until it has been disseminated broadly to investors in the market place. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape” or the Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

C.	Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•	civil injunctions;

•	treble damages;

•	disgorgement of profits;

•	jail sentences;

•	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

•	fines for the employer or other controlling person of up to the greater of $1,000,000, or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by Calvert, up to and including dismissal of the persons involved.

D.	Contacts with Public Companies

For Calvert, contacts with public companies represent an important part of our research efforts. Calvert may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a Covered Person becomes aware of material, nonpublic information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relation representative makes a selective disclosure of adverse news to a handful of investors. In such situation, Calvert must make a judgment as to its further conduct. For the protection of the company and its employees, Legal/Compliance should be contacted if an employee believes that he or she has received material, nonpublic information.

E.	Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offer or, the target company or anyone acting on behalf of either. Covered Persons should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

X.	Notices

•

Obligation to Report Violations: Any Access Person who discovers that another Access Person has violated or apparently violated any provision of this Code of Ethics must promptly report the matter to the CCO-Advisor or General Counsel.

•

Your Personal Trading Records Are Subject To Review By Regulators: The SEC and Financial Industry Regulatory Authority (“FINRA”) have authority to review individuals’ personal trading records. It is not unusual in the course of regulatory exams for examiners to interview individuals about their trading activity or potential violations of the Code of Ethics.

•	The Legal/Compliance Department Has The Authority To Review Records: Legal/Compliance may also request additional information to complete its compliance review and oversight.

•

Your Privacy: Is extremely important and will be held in the utmost confidence, but your reported information is subject to review and action by appropriate personnel such as the CCO-Advisor, CCO-Distributor, CCO- Funds and certain members of the Legal/Compliance Department and Senior Management Compliance Committee.

XI.	Education

Another aspect of Calvert’s compliance procedures will be to keep Calvert

Associates and other Access Persons informed. All Calvert Associates and other Access Persons will be trained on and be required to confirm their understanding and acknowledgment of the Code and other specified policies and procedures periodically.

XII.	Discretionary Authority of CCO-Advisor

The CCO-Advisor, subject to review by and approval of the Senior Management Compliance Committee, reserves the authority to waive any provision of this Code, for good cause shown, so long as such waiver is not contrary to the federal securities laws and rules and regulations promulgated thereunder.

Additionally, the CCO-Advisor reserves the authority, subject to review by and approval of the Senior Management Compliance Committee, to impose additional restrictions on any individual or group of individuals where necessary to uphold the general fiduciary principles of the Code.

As Revised July, 2012

ATTACHMENT A

Securities Reporting for Access Persons

This chart indicates which securities must be initially and annually reported and pre-cleared	Is Reporting Required?	Is Pre-clearance Required?
American Depositary Receipts/Shares/Units	YES	YES
(ADRs/ADSs/ADUs)
Annuities – Fixed (other than market value adjusted annuities	NO	NO
Annuities – Variable and Market value adjusted annuities	YES	NO

Bonds and other debt instruments, including but not limited to Corporate, Municipal, Closely Held	YES	YES
Bonds and other direct debt instruments of the U.S. Government: (e.g., Treasury notes, bills,bonds, TIPS or STRIPS), and U.S. Guaranteed or of federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.)	NO	NO
Bonds—convertible	YES	YES

Bank certificates of deposit, Savings Certificates,checking and savings accounts and money market accounts. bankers’ acceptances,commercial paper and high quality short-term debt instruments, including repurchase agreements.

	NO	NO
Currency Accounts	YES	YES
YES
Derivatives (DECS, ELKS, PRIDES, etc.)	YES	(against both underlying stock & derivative)

Futures (including options on): commodity,currency, financial, etc.	YES	YES

Futures (including options on): index	YES	NO
Exchange Traded Funds (ETFs)—(e.g., SPDRS/SPY, Diamonds/DIA, Cubes/QQQ, Holders Trusts, iShares, Power Shares)	YES	NO

Initial Public Offerings (IPOs)		NO - PROHIBITED
Interests in 529 Plans with Calvert affiliated Mutual Funds	YES	NO
Interests in 529 Plans with non-Calvert affiliated Mutual Funds	NO	NO
YES
Life Insurance (variable)		NO
Limited Offerings / Private Placements – Equity and Fixed Income	YES	YES
Limited Partnerships	YES	YES
Limit Order	YES	YES
Open End Calvert Affiliated Mutual Funds	YES	NO
Open End Non-Calvert Affiliated Mutual Funds	NO	NO
Closed End Funds, including registered fund of hedge funds	YES	YES

Options on stocks	YES	YES (unless underlying stock is listed on S&P 500 Index)
Options: exercise of option to buy or sell underlying stock	YES	NO
REITS (Real Estate Investment Trusts)	YES	NO
Stocks: common	YES	YES (unless listed on S&P 500 Index)
Stocks: preferred	YES	YES
Stocks: short sales	YES	YES (unless underlying stock is listed on S&P 500 Index)
Stocks (owned: corporate actions) – exchanges,swaps, mergers, tender offers	YES	NO
Stocks – public offerings (initial OR secondary)	NO-PROHIBITED	NO-PROHIBITED
Stocks – Rights or warrants acquired separately	YES	YES (unless underlying stock is listed on S&P 500 Index)
Unit Investment Trusts (UITs)	YES	NO
Foreign Currency Transactions	YES	NO
Automatic Investment Plans	YES	NO
Automatic Stock Purchase Plan Acquisitions	YES	NO
Offshore Funds	YES	NO

ATTACHMENT B

Disclaimer of Investment Discretion

I                                         , hereby certify that full investment discretion over each of the accounts listed below has been granted to a financial professional.

I further certify that I have provided a copy of the current version of Calvert’s Code of Ethics to the individual(s) with investment discretion over my account(s), and that I understand it is my obligation to provide them with an updated version of the Code and/or any attachments or addendums thereto, as necessary.

I understand that by granting full investment discretion over my account(s) to a financial professional, transactions in the account(s) will not be subject to the preclearance requirements set forth in the Code, but all other provisions of and prohibitions set forth in the Code still apply, and that I will be held responsible for any violation of the Code occurring in the account(s) as if I had directed the transaction(s) myself.

Broker	Account Number

Signature	Date

ATTACHMENT C

Preclearance Waiver Request

Access Person:
Job Title/Department:
Broker /Account No.:

Please check all grounds on which you are requesting a waiver of the preclearance requirements:

☐	I do not exercise control over investment decisions in any of the Funds.

☐	In the course of my normal job duties, I do not have knowledge or possession of material nonpublic information concerning security recommendations or transactions in any of the Funds.

☐	I am not named on the account.

☐	I have no beneficial interest in the account other than by indirect means (e.g., inheritance, etc.)

☐	I do not participate in the investment decisions in the account.

☐ Other (please describe):

Access Person

I certify that the information I have provided above is complete and accurate; that I have provided the individual(s) with investment discretion over the account with a copy of the current version of Calvert’s Code of Ethics, and that I understand it is my obligation to provide them with an updated version of the Code and/or any attachments or addendums thereto, as necessary; and further that, I understand that the grant of a waiver exempts transactions in the account from the preclearance requirements only, that all other provisions of and prohibitions set forth in the Code still apply, and that I will be held responsible for any violation of the Code occurring in the account as if I had directed the transaction(s) myself.

Signature	Date

CCO-Advisor

Signature	Date	Approve/Disapprove

General Counsel

On behalf of Senior Management Compliance Committee

Signature	Date

ATTACHMENT D

Application for Calvert Access Person to serve on

For-Profit Company Board of Directors

Calvert Employee Name
Job Title & Department

Name of For-Profit Company	Time Commitment*

Address of For-Profit Company

Description of for-profit company business:

Plans and time frame for for-profit company to go public:

*	Vacation time must be reported on time sheets.

Explain (in detail) why for-profit company would not be a suitable investment for Calvert Funds:

Explain (in detail) why for-profit company would not be a suitable investment for Calvert’s Special Equities program:

Approvals

Department Manager Signature	Date	Approve/Disapprove

Comments:

General Counsel Signature	Date	Approve/Disapprove

Comments:

Chief Executive Officer Signature	Date	Approve/Disapprove

Comments:

II.Calvert Investments, Inc. Board

Signature of Board Officer	Date	Approve/Disapprove

Comments:

III. Calvert Fund Boards

Signature of General Counsel,	Date	Approve/Disapprove
on behalf of Fund Boards

Comments:

cc:	Applicant

Human Resources

Legal/Compliance Department

ATTACHMENT E

Report of Directorship/Relationship Involvement

The Code of Ethics requires prior disclosure, and at least annual disclosure thereafter, of your involvement as an Officer, Board of Directors member, Trustee, Executive Member, or Controlling Person in any Business Venture including, but not limited to, non/not-for-profit companies, and investment organizations, including investment clubs. Please complete a separate report for each Directorship/Relationship that you are involved in by addressing the following questions.

In addition, if your spouse, domestic partner or any immediate family member subject to your financial support is an Officer, Board of Directors Member, Trustee, or Executive Member of a publicly traded company, please complete a copy of this report on their behalf to disclose each position.

1.	Name of Company/Organization: ________________________________

2.	Type of Company/Organization: _________________________________

3.	Name of Person involved: ______________________________________

4.	Position: ___________________________________________________

5.	Start Date of Affiliation: _________________________

6.	Are you compensated for your involvement? Yes No

How:___________________________________________________

7.	Do you have any investment responsibilities on behalf of the company?

Yes                     No

8. Provide a description of your role and responsibilities

Access Person name		Compliance	Date

Access Person Signature	Date